EXHIBIT 10.17

CALLWAVE, INC.

2003 CASH BONUS PLAN

SEPTEMBER 1, 2003

2003 CASH BONUS PLAN

THIS 2003 CASH BONUS PLAN (the “Plan”) is made and adopted by CALLWAVE, INC., a California corporation (the “Company”), effective as of September 1, 2003, for the purpose of enabling the Company to reward certain key employees with cash bonus awards.

SECTION 1. DEFINITIONS. For purposes of this Plan, the term:

1.1 “AWARD” means a discretionary cash payment made by the Company to an Eligible Employee in accordance with the terms of this Plan.

1.2 “CEO” means the Chief Executive Officer of the Company.

1.3 “CHANGE OF CONTROL TRANSACTION” means either (a) a sale of all or substantially all of the assets of the Company, or (b) any transaction or series of related transactions involving either a sale of outstanding shares of the Company’s capital stock, or a merger, consolidation, or other similar reorganization transaction, in which those persons who were shareholders of the Company immediately prior to the closing of that transaction own, immediately following that closing, less than fifty percent (50%) of the outstanding shares of the Company or the surviving or acquiring corporation, as the case may be.

1.4 “COMPANY” means CALLWAVE, Inc., a California corporation.

1.5 “ELIGIBLE EMPLOYEES” means those employees of the Company, other than the CEO, who commenced employment with the Company on or prior to June 30, 2003. In no event shall an individual who first commences working for the Company after June 30, 2003, be eligible to receive an Award hereunder.

1.6 “LIQUIDITY EVENT” means either:

(a) IPO. An underwritten public offering of shares of the Company’s capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, pursuant to which the Company has (i) generated at least Ten Million Dollars ($10,000,000) of gross offering proceeds, (ii) sold its shares in such offering at a price per share that is at least Five Dollars ($5.00) per share; or

(b) CHANGE OF CONTROL. The closing of a Change of Control Transaction.

1.7 “PLAN” means this 2003 Cash Bonus Plan.

SECTION 2. PURPOSE. This Plan is intended to reward certain Eligible Employees who have made significant contributions to the Company’s current success and whose continuing contributions to the Company will be important for the Company’s success.

SECTION 3. ADMINISTRATION. This Plan shall be administered by the CEO of the Company, who subject to Section 3.2, below, shall have full and final authority to operate, manage and administer the Plan on behalf of the Company, provided that, no Award may be made hereunder to the CEO.

3.1 AUTHORITY TO ADMINISTER. Subject to Section 3.2, below, the authority of the CEO to administer this Plan includes, but is not limited to, (a) the power to grant Awards conditionally or unconditionally; (b) the power to prescribe the form or forms of the instruments evidencing Awards granted under the Plan; (c) the power to interpret the Plan; (d) the power to provide regulations for the operation of the incentive features of the Plan; (e) the power to delegate responsibility for Plan operation, management and administration on such terms, consistent with the Plan, as the CEO may establish; and (f) the power to delegate to other persons the responsibility for performing ministerial acts in furtherance of the Plan’s purpose. In addition, as to each Award, the CEO shall have full and final authority in his discretion to determine the time or times at which such Awards shall be granted.

3.2 LIMITATION. Notwithstanding any other provision of the Plan to the contrary, in no event may any Award be made to the CEO.

SECTION 4. PARTICIPATION AND AWARDS

4.1 AWARDS TO SELECTED ELIGIBLE EMPLOYEES. The CEO, in his sole discretion, may select those Eligible Employees (if any) who shall receive Awards hereunder, provided that in no event shall an Award be paid to an Eligible Employee hereunder if such Eligible Employee is not still employed by the Company as of the date of the Liquidity Event that occasions payment of the Award to that Eligible Employee.

4.2 AWARDS. Subject to Section 5, below, the amount, terms, and conditions of each Award hereunder shall determined in the sole discretion of the CEO. Each such Award shall be paid in cash, and shall be payable at the closing of or in connection with any Liquidity Event, or at such other time as the CEO may determine to be appropriate. If any Award is made to any Eligible Employee subject to one or more conditions and any such conditions are not satisfied, then the amount allocated to such Eligible Employee may be included as part of an Award to another Eligible Employee.

SECTION 5. FUNDING. In no event shall the maximum amount of Awards actually paid pursuant to this Plan exceed Six Hundred Thousand Dollars ($600,000).

SECTION 6. MISCELLANEOUS

6.1 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the laws of the State of California.

6.2 AMENDMENT AND TERMINATION. The Company may amend or terminate this Plan at any time. From and after the effective date of any such termination, no further Awards may be made under this Plan, provided that the termination of this Plan shall not affect the validity of any Award made prior to the effective date of such termination, even if any of the conditions to payment of such Award shall not have been satisfied as of the effective date of such termination.

6.3 NO ASSURANCES OF EMPLOYMENT. Neither the adoption of this Plan, nor the granting of any Award hereunder is intended or shall be construed as either (a) conferring upon any individual any right to remain employed by the Company for any specified term, or (b) limiting in any way the right, power and authority of the Company to terminate the employment or other service engagement of any Eligible Employee at any time, either with our without cause.

[Signature appears on the following page.]

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IN WITNESS WHEREOF, the undersigned has executed this Plan, effective as of the date set forth above.

CALLWAVE, INC., a California corporation

By	/s/ DAVID F. HOFSTATTER
David F. Hofstatter, President and CEO

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